Exhibit 99.2

Conference Call Transcript

CSAR - Q3 2007 Caraustar Earnings Conference Call

Event Date/Time: Nov. 05. 2007 / 9:00AM ET

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

William Nix

Caraustar—VP, Chief Accounting Officer

Michael Keough

Caraustar—President, CEO

Ronald Domanico

Caraustar—SVP, CFO

CONFERENCE CALL PARTICIPANTS

Gail Glazerman

UBS—Analyst

Bruce Klein

Credit Suisse—Analyst

Joe Stivaletti

Goldman Sachs—Analyst

Christopher Chun

Deutsche Bank—Analyst

PRESENTATION

Operator

Good morning. My name is Jocelyn and I will be your conference operator today. At this time, I would like to welcome everyone to the Caraustar Industries third-quarter 2007 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS).

Mr. Nix, Vice President of Finance and Chief Accounting Officer, you may begin your conference.

William Nix —Caraustar—VP, Chief Accounting Officer

Thank you Jocelyn and good morning. Welcome to the Caraustar fourth-quarter 2007 conference call. On the call today are Mike Keough, President and CEO and Ron Domanico, Senior Vice President and CFO.

Before we begin the call, I would like to provide you with our forward-looking disclaimer statement. The Company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events on the Company’s future operating results. These statements involve risk and uncertainties that could cause actual results to differ materially from those expressed or complied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters and to the Company filings with the Securities and Exchange Commission.

We have about 20 minutes of prepared comments, and then we will open it up for questions. At this time, I will turn the call over to Mike.

Michael Keough —Caraustar—President, CEO

Thank you, Bill, and good morning all and thank you for joining us on this call. This morning, Caraustar reported third quarter 2007 results and we would like to add more contact to the press release. As the press release stated, Caraustar reported income from continuing operations of $1.1 million, or $0.04 per share. During the quarter, we had $0.01 of expense per share related to a transformer failure at the Austell Mill Number Two machine.

The results for the third quarter 2007 include both sequentially and Q3 to Q3 against a market that continues to be a challenge. I will discuss market forces and the impact on our business segments, and then you will hear more about the financials from Ron and Bill.

Due to the housing downturn and an overall sluggish U.S. manufacturing economy, we have seen soft demand for our products. But as the press release indicated, we have four fewer mills and six fewer converting operations. The impact of our smallest scale flows through our numbers. Due in part to market demand and our shutdowns, sales for Q3 to Q3 were down 10.7%. Overall, chip tonnage was down 2.3% sequentially.

Our Tube and Core segment was flat sequentially but was still down 4.4% Q3 to Q3. Overall industry demand for tube and core has been weak through the first three quarters of 2007. As we’ve pointed out in the past, the Tube and Core segment clearly has volatility. Our franchise, however, is a strong one with a good track record of profits. We’re excited about four investments that are being made this year in our Tube and Core group — three high-speed tube and core winders and a new protective board line that will lower cost and provide innovative solutions for our customers.

Our Folding Carton group, including our Tama, Iowa coated recycle box board mill, had a solid quarter. Tama remains full and continues to generate solid profits. The mill has ramped up its average tons shipped north of 10% in the past two years with minimal capital expenditures and strong market demand. Industry consolidation and rationalizations in the CRB space have created a business with solid returns.

The folding carton space has also seen sizeable consolidation over the past two years with the consolidation as we see Caraustar moving from number 10 to the number five player in the U.S. Caraustar has transformed its folding carton group with fewer but better equipped carton plants around the country. Our nine-plant carton group has a good mix of national, regional and local accounts and is performing well. Our new printing presses in Charlotte and Grand Rapids give us state-of-the-art printing capacity while lowering our overall cost structure.

FINAL TRANSCRIPT

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

The housing downturn continues to weaken the demand for Caraustar gypsum-facing paper. Gypsum-facing shipments were off 16% Q3 to Q3 and 25% year-to-date. Our 100% owned Sweetwater mill continues to transition to run high quality two grades in specialty gypsum-facing products. We believe Sweetwater will be the lowest cost and widest tube and core machine in the country and we expect to run up to 40,000 tons of tube and core stock on that machine this year. Sweetwater will continue to you to run SafeFace MR, which is a cost-effective grade for mold, mildew and moisture-resistant applications, along with many other specialty grades.

PBL, our joint venture mill in Indiana, is sold out and we expect it to remain so through the balance of the year. We’re running a mix of roughly 50% gypsum and 50% containerboard. The product mix of PBL has changed somewhat in running less gypsum facing and more containerboard, but concerted market efforts that leverage the mill’s flexibility are paying off. The mill has raised selling prices for containerboard $40 a ton.

Specialty paperboard products were down 18% Q3 to Q3 and 3.8% sequentially. Backing out Sprague and Redmond for an apples-to-apples comparison, the percentage decreases somewhat. We have a number of new products in this space and we expect through targeted efforts that the volume trend will improve, but only over time. In the supplemental data, you will see that our mill average sell-in price was up $26 Q3 to Q3 and marginally up sequentially. The supplemental data also shows that fiber costs increased $38 a ton Q3 to Q3 and $12 a ton sequentially. Energy costs were favorable $5 a ton Q3 to Q3 and $2 sequentially. The overall roll-up of price fiber and energy show margin compression of $8 a ton Q3 to Q3 and $9 a ton sequentially.

Outside of sluggish demand for our products, fiber costs have presented the biggest challenge for us this year. Last quarter, I highlighted the roller coaster ride of fiber. The yellow sheet or official board market showed the following for OCC, and this is the high southeast price. It was up $80 a ton in the 90 days from December of ‘06 to March 3 of ‘07. Then, the next 60 days, March 3 to May 5, we have a drop of $40 a ton. Then the publication went up $30 a ton in 60 days from June 2nd to August 4th. And then, we sat at $135 a ton for a three-month period only on November 3 to have a drop of $10 a ton to a price of $125 a ton. A year ago — keep this in mind — so we’re at $125 a ton now. A year ago, OCC was $60 a ton lower. An interesting reason for the recent drop is the container shortage to export fiber, mainly to China. Due to a weak dollar, the U.S. is exporting to the point where containers to carry products offshore are tough to find; in some places, virtually impossible. We believe that this interesting development will continue to pressurize fiber costs lower.

I will now turn the call over to Ron Domanico and I will be back with closing comments.

Ronald Domanico —Caraustar—SVP, CFO

Thanks, Mike and good day, everybody. I apologize in advance for my voice as I’m fighting a head cold as you’ve already heard. In the third quarter 2007, Caraustar reported income from continuing operations of $1.1 million, or $0.04 per share. This included expenses related to a transformer failure that Mike mentioned previously at our Austell Number Two paper mill of $500,000 pretax, or $0.01 per share.

Caraustar’s strategic transformation has resulted in many operations being removed from the system which complicates comparisons with prior year. Since the third quarter last year, Caraustar ceased production at four paper mills, including Sprague, Connecticut; Rittman, Ohio; Lafayette, Indiana and Reading, Pennsylvania; two folding carton in facilities in Mentor, Ohio and York, Pennsylvania and four tube and core operations in Amarillo, Texas; Vacaville, California; Grand Rapids, Michigan and Leyland, England. Income from operations before restructuring and impairment costs in the third quarter 2007 were $6.2 million, or $0.13 per share versus income from the third quarter of 2006 of $3.2 million, or $0.07 per share, a favorable swing of $0.06. Favorable variances in operating income in the third quarter 2007 versus last year include $5.3 million pretax or $0.11 per share and an increase in URB paperboard pricing; $4 million pretax or $0.09 per share and a $60 a ton increase in tube and core pricing; $1.2 million or $0.03 per share and the stronger volume and margins in our recovered fiber group; $500,000, $0.01 per share in improved performance at the Tama CRB mill and $7.8 million pretax or $0.17 per share and lower SG&A expenses. I’ll go into more detail on SG&A in a moment.

Unfavorable variances in operating income include the previously mentioned $0.01 per share from the transformer failure and $5.5 million pretax $0.12 per share and the $38 per ton higher fiber cost; $3.8 million pretax or $0.08 per share and 15,500 tons of lower URB mill paperboard volume; $4.2 million pretax or $0.09 per share in $63 a ton higher tube and core paperboard costs; $1.3 million pretax or $0.03 per share in 6400 tons of lower tube and core volume and $1 million pretax or $0.02 per share in lower folding carton volumes associated with the closure of our two facilities.

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Net restructuring and impairment costs were only $157,000 pretax in the first quarter 2007, down $4.7 million versus the same quarter last year. We expect restructuring and impairment costs to be favorable versus prior-year comparisons as we move toward the completion of the strategic transformation plan.

Other income expense in the third quarter 2007 was a loss of $4.3 million or $0.09 per share versus a loss of $2.8 million in the first quarter of 2006. An unfavorable variance of $0.5 million pretax or $0.01 per share and higher net interest expense from increased revolver borrowings was compounded by $1 million or $0.02 per share and lower earnings at PBL recorded in equity and income of unconsolidated affiliates primarily due to unfavorable mix, less gypsum-facing paper and more containerboard. Income taxes in the second quarter 2007 were $652,000 or $0.02 per share, very close to our statutory tax rate of 38%.

Selling, general and administrative expense in the third quarter 2007 was $22.8 million, down $7.8 million or minus 25.6% versus the prior year. $5 million of the reduction or $0.11 per share was attributable to the exit to the facilities discussed previously. Inflation added approximately $1.1 million and our rightsizing and cost takeout initiatives reduced third quarter SG&A by $2.9 million in continuing operations. SG&A as a percent of sales was 10.9% in the third quarter 2007. This is down from 11.3% sequentially in the second quarter 2007 and down significantly from 13.0% in the third quarter last year.

The initiatives currently underway are targeting SG&A reduction of at least $10 million per year with an objective to achieve a run rate at the industry mean of SG&A at 10% of sales by the end of 2008.

On the energy front, Caraustar’s blended rate from the third quarter 2007 was $5.79 per MMbtu. Rates were up at sequentially in fuel oil but down slightly in coal and natural gas dropped $1.22 per MMbtu. Our ability to switch between energy sources in our mills provides a hedge to energy volatility. For example, we increased our natural gas usage from 26% of our boiler energy in the second quarter 2007 to 53% in the third quarter 2007. Near-term going forward we will continue to lean toward natural gas.

On a comparable mill basis, energy costs in the third quarter 2007 were benign, $200,000 favorable versus the same quarter last year. Crude oil closed at a record high last Friday night at $95.93 per barrel for the [comped Monts WTI] contract and natural gas ended at $8.42 per MMbtu. On a brighter note, natural gas inventories are at record highs and continued moderate weather could cause natural gas prices to retreat. We’ve covered more than half of our energy requirements for the fourth quarter when spot gas dropped below $6 in August. Nevertheless, energy volatility is a concern, especially as we enter the winter months where we require more Btu’s to produce a ton of Paperboard.

I will now turn it over to Bill to review cash flow, liquidity and working capital.

William Nix —Caraustar—VP, Chief Accounting Officer

Thanks, Ron. I will provide you with the base EBITDA number for the third quarter as calculate it for purposes of our senior secured credit facility. We have also included supplemental data with today’s press release a reconciliation of this non-GAAP measure to net cash used in operating activities as it appears on our statement of cash flows.

For the third quarter of 2007, EBITDA was $9.6 million and consisted of a net quarterly loss in brackets of $6.5 million, plus tax benefit in brackets of $1.3 million, plus interest expense $4.9 million, plus depreciation and amortization $5 million, minus income from unconsolidated affiliates of $0.4 million, plus distribution from unconsolidated affiliates of $1 million, plus non-cash restructuring and impairment of $6.9 million for a total of $9.6 million. This compares to $7 million for the same period a year ago and $7.7 million for the second quarter of 2007. The primary reason for the increase versus the third quarter of 2006 was improved operating performance, partially offset by lower distributions from PBL of $1 million versus $3 million in the third quarter of ‘06.

Comparing results sequentially versus the second quarter of 2007, improved results are primarily attributable to improved operating income of $6.2 million versus $3.9 million in the previous quarter.

Looking at cash and available liquidity, we ended the quarter with $800,000 of cash on the balance sheet. Our senior secured credit facility had total borrowings of $49.4 million consisting of $26.7 million under the term loan portion of the facility of which $5.8 million is shown as a current liability and $22.7 million of drawn borrowings under the revolving portion of the facility.

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Availability under the revolver was approximately $32 million at September 30, 2007 after considerations for fixed charge coverage and $15.4 million in outstanding letters of credit which both reduced availability. Significant payments in the third quarter of ‘07 included $4.0 million in pension contributions.

As we told you last quarter, we expected 25 to $30 million of proceeds from asset sales in the third quarter. Actual proceeds were approximately $30 million, including a $7 million sale and leaseback of our new printing press. The majority of the sale proceeds related to the purchase by Sonoco Products Company of our composite can and plastics business and we’ll receive subsequent to quarter end. There are minimal cash tax consequences related to these sales. Of the total $20 million in proceeds related to the composite can sales, $5 million was applied to the term loan and $15 million reduced the revolver portion of the senior secured credit facility. Just to clarify, the $20 million was received subsequent to quarter end and was not reflected in the September 30 account balances.

As of Friday, November 2, we had drawn borrowings on the revolver of $5.5 million net with availability of $49 million. The unamortized term loan portion of the facility was reduced to $26.7 million. We also told you that we expected the resumption of cash distributions from PBL in the second half of 2007 and that we expected these would approximate $4 million. We did receive $1 million in Q3 and $1 million just subsequent to quarter end and believe that the remaining expected $2 million will be realized in 2007, assuming no unusual events.

Before we leave liquidity, I want to update you on capital expenditures. CapEx for the third quarter was $9.1 million, down from $12.1 million in Q3 of ‘06 and up from $3.5 million in the second quarter of 2007. Total year-to-date CapEx is $20.7 million and we expect total 2007 CapEx to be in the 20 to $25 million range. Working capital, which we define as inventory plus accounts receivable less accounts payable, increased $5.4 million from June 30, 2007. The increase in working capital was attributable to increased inventory in accounts receivable due to higher raw material costs, primarily fiber, and the timing of disbursements to our vendors and suppliers. From June 30, ‘07 to September 30, ‘07, our days payable outstanding, days sales outstanding and days inventory outstanding all changed unfavorably by one day for the reasons previously stated. We continue to make working capital reduction a priority and expect to resume improvement in Q4.

At this time, I will turn the call back over to Mike for his closing comments.

Michael Keough —Caraustar—President, CEO

Thank you, Bill. Looking at the quarter, we’re pleased quarter the results and believe that our transformation plan is gaining traction. In spite of weak demand in high-fiber costs, we generated positive returns largely based on cost takeout initiatives. I would like to highlight that our targeted cost effective capital investments are also gaining traction. We have a number of new products that are growing from these investments and you will hear more about those top-line opportunities in future calls.

At this point, I would like to ask Jocelyn to open the call for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Gail Glazerman.

Gail Glazerman —UBS—Analyst

I was wondering if you guys talk a little bit more about PBL. I think last quarter, there was some hope that you would be able to drive some profit improvement based on kind of selling more geographically closer to the mill and improving mix a little bit. Can you talk a little bit more about that effort?

Michael Keough —Caraustar—President, CEO

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Sure. Gail, we are working very hard to move closer in and to have better the mill mix. I think we have made some progress that has not happened as quickly as we would’ve hoped. I think it’s kind of good news/bad news. The good news, after being 50% [naked], it is full and it will be through the balance of the year. We have made some strides but we are a little bit short in terms of totally bringing in closer business. We do have in the fourth quarter the bulk, maybe 35 of the — I would say 35 of the $40 a ton are baked in as we speak right now and I think a combination of price increase on containerboard, number one, and number two, OCC which should start to tail off. We should have improving results.

Gail Glazerman —UBS—Analyst

Okay. And sticking on OCC, would you expect — it sounds like (inaudible) relatively flat cost fourth quarter versus first quarter given the recent decline or —?

Michael Keough —Caraustar—President, CEO

You know, it is pretty recent. I think it hit on the third in the publication. We were a little bit surprised, Gail, because we thought it was going to drop more than it did. In the publication from memory, the Atlanta high southeast moved down $10 a ton, and I think Chicago was only $5 a ton. We see it a little bit different. We think that the fact that folks cannot get containers to export fiber offshore because there is competing materials, higher priced products because of the weaker dollar, we would not be surprised to see another tranche drop. And traditionally, you see a weakness where fiber drops in the fourth quarter anyway. I think if we had to pick a number right now quarter over quarter, maybe flowing through the system, we would say probably $10 a ton is the opportunity as we see it today.

Gail Glazerman —UBS—Analyst

Okay. And if you could talk a little bit more about the demand environment. You highlighted in the relays that demand was pretty weak. Is that mainly just on the gypsum side, or are there other end markets that have also slowed a bit?

Michael Keough —Caraustar—President, CEO

We see it broader than gypsum. Gypsum obviously stands by itself with the housing downturn, but it has affected us in other areas. We are a pretty important player with carpet cores. So if you think about housing starts backing off, our carpet core business is down and a lot of the products that we make end up in the housing sector. We see it across the piece. We see a pretty sluggish U.S. economy that has affected us virtually in all segments.

Gail Glazerman —UBS—Analyst

Okay. Just finally, I guess we are seeing some new gypsum facing capacity come up within the next quarter, so I’m just wondering what are you seeing on the dynamics of some of the (inaudible) [graded] producers maybe becoming less integrated (MULTIPLE SPEAKERS).

Michael Keough —Caraustar—President, CEO

I’m sorry, Gail, the back end of the question was —?

Gail Glazerman —UBS—Analyst

Where do you stand in terms of I guess helping de-integrate some of the wallboard producers in terms of paper?

Michael Keough —Caraustar—President, CEO

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I think with some of the new capacity coming up with the integrated producers, they had a number of old machines, very narrow machines. And I think as that capacity comes up, I think they’re going to look inside their own system and I think they’re going to curtail, slow back or shut down that capacity. I don’t see the integrated produces of — hitting the streets and selling that older capacity to their competitors. So I think you’re going to see some back-off and some shuts when the new capacity comes on.

Gail Glazerman —UBS—Analyst

And how about looking beyond the new machines, opportunities for some producers not bringing on new capacity to maybe [store support from you includes their machines] anyway?

Michael Keough —Caraustar—President, CEO

I think based on demand for wallboard, I think looking at it from an integrated standpoint, I think there is a number of announced starts in terms of when wallboard comes on. I think it’s a combination not only on the wallboard side but on the paper side, I think when demand gets pretty choppy at best it (inaudible) down, I think folks are going to the back on the rheostat and I think they’re going to slow down this capacity coming on stream.

Operator

Bruce Klein.

Bruce Klein —Credit Suisse—Analyst

Good morning. I was wondering, is there any other initiatives? You mentioned the containerboard line hike. Any other initiatives on pricing that are out there? And then secondly, just PBL, I didn’t know if you would provide us with the EBITDA for the quarter and nine months if possible.

Michael Keough —Caraustar—President, CEO

I will handle the first part of the question. Caraustar is — we announce certain price increases earlier in the year, Bruce, when — especially in the first quarter when fiber cost spiked. I would tell you that most of that is behind us. Is there a tail on it? I think last quarter, it came up that there might be a tail on some products. Right now, Caraustar is not on the streets with anything official. And to the best of my knowledge, I’m not sure if there’s anything out there from a competitive standpoint being told from customers. I think the challenge we’re faced with is really two things right now. Number one, industry mill operating rates are lower than probably folks would like, number one. And number two, as you head into the fourth quarter, you get in a holiday period, demand weakens. And I think because of that, you’re probably not going to see anything until the first of the year.

Ronald Domanico —Caraustar—SVP, CFO

Bruce, were you asking about PBL’s EBITDA, or Caraustar’s EBITDA?

Bruce Klein —Credit Suisse—Analyst

PBL, if you had that.

Ronald Domanico —Caraustar—SVP, CFO

PBL did $3.9 * million on a 100% basis in Q3, and that brings it up to $10.9 * million for the year-to-date.

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Bruce Klein —Credit Suisse—Analyst

Third quarter was 3.9? *

Ronald Domanico —Caraustar—SVP, CFO

Correct .

Bruce Klein —Credit Suisse—Analyst

And that’s 100%?

Ronald Domanico —Caraustar—SVP, CFO

Yes.

Bruce Klein —Credit Suisse—Analyst

I hear you on the operating rate us a bigger driver I guess as pricing initiatives, but absent a volume change, is there any other thoughts, or what is your position on — toward further mill shuts or converting shuts or SG&A activity, or is that still on the table with something you would do if volume doesn’t pick up?

* See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page following this transcript.

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Michael Keough —Caraustar—President, CEO

Caraustar obviously looks at balancing our supply and demand to do what’s in our best interest, and obviously we will continue. We’ve done that and we’ll continue to look at those options. I think what you have, I think you have dynamics in the industry right now that are out of whack. To have fiber pricing where it has been and to have the pricing compression, margin compression that has taken place, it’s really largely led by a low industry operating rate. I think that’s the biggest challenge that faces us, and that is a direct result of what has transpired with the housing downturn and just an overall sluggish economy.

Ronald Domanico —Caraustar—SVP, CFO

Bruce, the rationalization that Caraustar has done over the last year and a half has meant that the facilities we have left are top half or top quartile performers from a cost basis. So we feel very good about the assets we have remaining and we will continue to operate those as cost effectively as possible. If there were any curtailment on Caraustar’s part, it could be an idling, as opposed to a permanent shut. But we are very pleased with the transformation plan and the active base that it has left us with.

Operator

Joe Stivaletti.

Joe Stivaletti —Goldman Sachs—Analyst

I was just wondering if you could share with us your updated thoughts on your refinancing, if they’ve changed at all since your last call.

Ronald Domanico —Caraustar—SVP, CFO

No, they have not. We are pleased to see the debt markets coming back to life a little bit, the activity that has taken place over the last few weeks and bringing some normalcy back to it. We are still on the same game plan. We’re going to look towards the markets for refinancing. And at the same time, if they don’t get to a point where it’s attractive for Caraustar to move down that path, we will have an alternative prepared as we discussed previously. So really no new thinking, just encouragement on the development in the markets and we will be prepared to refinance those notes when they come due.

Joe Stivaletti —Goldman Sachs—Analyst

So is your plan still to try to do something by June of ‘08?

Michael Keough —Caraustar—President, CEO

That’s certainly our objective, is to have them refinance before they become current. At the same time, we are enjoying a very low coupon rate on that debt and would not do anything that would be a bad financial decision just to avoid them becoming current for a month or so. So we don’t feel like there’s a gun against our head on that June 1 deadline, but it would be our preference to have them taken out before they do become current.

Joe Stivaletti —Goldman Sachs—Analyst

In terms of the fourth quarter, could you just sort of maybe give us to whatever extent guidance that you’re willing to give in terms of anything major we should be aware of in terms of how you’re looking at that relative to the third quarter?

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Ronald Domanico —Caraustar—SVP, CFO

Historically, the fourth quarter is the weaker in volume as most of the industry has downtime at the end of December. We don’t see anything different this year with that, balance. Mike did talk about we’re expecting $10 a ton favorable on the fiber side. Energy is a big unknown to us right now. Right now with half the fourth quarter covered, we don’t believe that the energy will erode the entire fiber savings. As Mike also mentioned, there really hasn’t been any pricing increase on our major URB. Paperboard products we are benefiting from the $40 increase on containerboard out of PBL, but again, Caraustar only gets half of that. So, again, without giving any additional guidance, we expect the seasonal decline in volume that happens year after year slightly better margins from lower fiber partially offset by energy. So it’s really nothing more than this.

Operator

Christopher Chun.

Christopher Chun —Deutsche Bank—Analyst

I just have one backward-looking question. Looking at 3Q, it looks like margins at the mills and at the tube and core plants compressed, but (inaudible) quarter over quarter (inaudible) but you managed to improve your results slightly. Can you talk about what the quarter-over-quarter positives are?

Ronald Domanico —Caraustar—SVP, CFO

The main things has been our very aggressive attack on our cost structure, not only SG&A, but cost of goods sold. We have gone at it as we have said in previous calls with no holds barred. We have a program in place called our cost takeout initiative, which has 49 individual projects, each one with a deadline and a personal responsibility assigned to it. That has enabled us to take these costs out. You haven’t seen as much progress in past quarters as you saw in this quarter because of the cost associated with implementing those changes. We had severance relocation, other transfer types of charges that were basically muting the benefits of these initiatives in past quarters. And what you saw in the third quarter and you will continue to see going forward is that those initiatives are driving our cost basis in line to where we communicated previously with our objective to get SG&A down to 10% of sales by the end of 2008 and to pull costs out of every part of our business.

So you’re quite right. The quarter was a little softer than we expected on the volume side. Margins were compressed, yet we were able to deliver the high end of the analyst range of earnings due to our aggressive cost initiative.

Christopher Chun —Deutsche Bank—Analyst

Great. Do you foresee much more incremental benefit from that say in 3Q or in 2008?

Ronald Domanico —Caraustar—SVP, CFO

You will continue to see improvement on the cost side. Ratios will be a little distorted, however, as the fourth quarter is typically the weakest from a top-line basis. You will see probably the SG&A to sales creep up a little bit in Q4 before it starts declining again. That is not an indication that the costs are going back up, but rather due to the seasonality of our business.

Christopher Chun —Deutsche Bank—Analyst

And then I do have a forward-looking question that may be a little bigger picture as well. Mike, you talked about how industry operating rates were fairly low because of the housing market and the slowing economy. But in the past, you guys have also talked about how a couple of years ago the CRB market was actually in worse shape than the URB. But in that grade, consolidation and capacity rationalization has managed to improve things pretty dramatically. I’m wondering from your perspective how you see the potential for something like that working with (inaudible)?

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Michael Keough —Caraustar—President, CEO

We know it firsthand because CRB when we had the Sprague mill and the Rittman mill was the toughest business inside the Caraustar portfolio. Independently as we made some of our decisions, we decided that we were going to keep Tama. And I would tell you that our Tama mill, and I think I highlighted it in my notes based on a couple of small capital projects, but also the market. Our profitability at the Tama mill has tripled. If not tripled, maybe it’s up 2.5 times. I think it shows you what can take place. The interesting thing is, the uncoated recycled box board side is two times the size as CRB. So we see it as an opportunity. The reality is, and I think it goes back to Bruce’s question in terms of what else might we be doing, or independently the industry might be doing, on the pricing side. You cannot have low mill operating rates where they are right now and have a reasonable chance of going to the street, raising prices and keeping your business. So the dynamics are out of whack. What I do know is that we are not really happy. We think we slugged it out to a very solid quarter based on a lot of heavy lifting, but it wasn’t easy. When we take a look at punky demand and high volatile fiber prices we’re, working hard to figure out how we can balance our supply and demand. And my guess is independently, the other guys in the business, they have had margin squeeze quarter-over-quarter. They are faced with the same dynamics, and my guess is, they cannot be too happy. And I think they too have looked at the CRB story. It’s in everyone’s rearview mirror, and maybe they’re trying to learn from it too.

Operator

(inaudible).

Unidentified Participant

I was wondering — have you guys spoken to the Board about monetizing segments of the company?

Michael Keough —Caraustar—President, CEO

We talk to the Board about all strategic alternatives. We just had a Board meeting last week and we raise different methods of refinancing the debt, we raise different potential acquisitions (inaudible) potential — different portfolio rationalization opportunities. So, yes, we basically bring them a list of opportunities and ask for their viewpoint on prioritization. So we certainly have done that and will continue to do that.

Unidentified Participant

Can you comment on some of the feedback they gave you or maybe where you guys want to take that strategy?

Michael Keough —Caraustar—President, CEO

No, we really cannot. It’s all a work in process and it’s not in our procedures to go ahead and disclose the strategies before they’re actually implemented.

Operator

There are no further questions.

Michael Keough —Caraustar—President, CEO

Okay, Jocelyn, if there are no further questions, hopefully we have answered everything on your mind. We appreciate your participation on the call and we look forward to talking with the next quarter. Thank you, Jocelyn.

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

You’re welcome. This concludes today’s conference call. You may now disconnect.

Note Regarding Non-GAAP Financial Measures

This presentation also includes a reconciliation for the following financial measure:

•	Reconciliation of Joint Venture Net Cash Provided by (Used in) Operations to EBITDA

This item was discussed on the Company’s conference call held November 5, 2007 regarding its financial results for the three and nine months ended September 30, 2007. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash.

The following table includes a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation.

Premier Boxboard Limited, LLC.

Reconciliation of Net Cash Provided by Operations to EBITDA

(in thousands)

Premier Boxboard Limited (100%)

	Three months ended	Nine months ended
	September 30, 2007	September 30, 2007
Net cash provided by operating activities (GAAP)	$4,782	$1,224
Changes in working capital items and other	(1,874)	6,806
Interest expense (net)	957	2,840

EBITDA (Non-GAAP)	$3,865	$10,870